Exhibit 10.6

Pinnacle Bankshares Corporation

Base Salaries of Executive Officers of the Registrant

As of April 15, 2008, the following are the base salaries (on an annual basis) of the executive officers of Pinnacle Bankshares Corporation:

Robert H. Gilliam Jr. President and Chief Executive Officer	$192,400

Carroll E. Shelton Senior Vice President	$118,560

Bryan M. Lemley Secretary, Treasurer and Chief Financial Officer	$104,400